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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT
                            (CHIEF EXECUTIVE OFFICER)

          This employment agreement (this "Agreement"), dated as of July 10, 2000 (the "Effective Date"), is between Analytical Surveys, Inc., a Colorado corporation whose principal executive offices are located in Indianapolis, Indiana ("Employer"), and Norman Rokosh ("Officer").

                                    RECITALS

          A. Employer wishes to retain the services of Officer, and Employer and Officer wish to formalize the terms and conditions of their agreements and understandings.

          B. Officer's employment by Employer, the mutual covenants stated in this Agreement, and other valuable consideration, the receipt of which are acknowledged by Officer, are sufficient consideration for this Agreement.

          C. This Agreement supersedes and replaces any prior employment agreements entered into by and between Employer and Officer.

                                    AGREEMENT

          The parties agree as follows:

          1. Employment. As of the Effective Date, Employer hires and employs Officer as its President and Chief Executive Officer, and Officer accepts such employment.

          2. Term of Employment. This Agreement will commence on the Effective Date and will continue for one year (the "Initial Term"). The parties agree to give each other notice as to their desire to renew this Agreement at least 30 days prior to the end of the Initial Term.

          3. Actions of Employer. All actions by and decisions of Employer contemplated in this Agreement will be made by Employer's Board of Directors, except as specifically provided below regarding the taking of vacations.

          4. Duties of Officer. Officer's principal duties on behalf of Employer as of the date of this Agreement are as President and Chief Executive Officer of Employer. In accepting employment by Employer, Officer will undertake and assume the responsibility of performing for and on behalf of Employer whatever duties are necessary and required in the position of President and Chief Executive Officer of Employer. Officer will devote substantially Officer's full time and energies and best effort to the performance of such duties, to the exclusion of all other business activities that conflict in any material way with Officer's duties under this Agreement (and Officer will be permitted to participate in civic and charitable activities so long as such activities do not materially interfere with Officer's duties under this Agreement).

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          5.   Location of Employment. Officer will perform the above duties at
Employer's principal executive offices, currently in Indianapolis, Indiana. If the location of Employer's principal executive offices changes subsequent to the date upon which this Agreement is executed, Officer agrees to continue to perform the duties prescribed above at the changed location, if requested to do so by Employer. If Officer is required to move his principal residence to the changed location, Employer will pay all of the reasonable costs of moving the personal property of Officer to the changed location, temporary accommodations, and airline tickets, up to an aggregate limit of $30,000, subject to the submission to Employer of such receipts and other evidence of the incurrence of such expenses as is reasonably requested by Employer. Employer will use reasonable efforts to accommodate the personal and family needs of Officer by providing as much advance notice as is reasonably feasible concerning any requested move of Officer's principal residence, and in any event will not require Officer to move his principal residence without giving Officer at least 180 days' notice.

          6.   Compensation.

               (a) Salary. Employer will pay to Officer $9,615.38 every other Monday (beginning July 24, 2000) as salary ("Base Salary"), subject to customary withholding. The intent of the parties is to establish 26 pay periods per 12-month period so that Officer receives a total of $250,000 in Base Salary per 12-month period.

               (b) Stock Options. Officer has been granted an option to purchase 150,000 shares of common Stock of Employer at an exercise price of $2.9375 per share. The vesting period of such stock options will be as follows: options for 37,500 shares will vest six months after the date of this Agreement, options for an additional 37,500 shares will vest 12 months after the date of this Agreement, options for an additional 37,500 shares will vest 24 months after the date of this Agreement, and options for the final 37,500 shares will vest 36 months after the date of this Agreement.

               (c) Bonuses. Employer will pay a bonus to Officer in accordance with the bonus provisions set forth in EXHIBIT 1. If a Change in Control occurs prior to April 1, 2001, and while Officer is still employed by Employer, then, notwithstanding the provisions of Section 8(a)(2) and 8(b)(2), Officer will be entitled to the bonus set forth in Exhibit 1 for the fiscal quarter in which the Change in Control occurred and for the next succeeding fiscal quarter, as long as Officer is not terminated for Cause.

               (d) Vacations. Officer will be entitled to vacations of not less than 4 weeks per 12-months of employment, in accordance with the procedures prescribed by Employer's regular vacation policies established for senior executives. Officer may accrue any unused vacation time from year to year (up to a limit of 8 weeks of unused vacation, with any unused vacation in excess of 8 weeks to be paid in cash at or promptly after the end of any 12-month period, based on Officer's then current Base Salary for the year in which such excess vacation accrued), and Employer will compensate Officer upon termination of employment for any unused vacation time based on Officer's then current Base Salary. Any specific vacation of more than 4 weeks' duration is subject to the advance approval of Employer, which approval is to be

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sought from the Chair of the Compensation Committee of the Board of Directors.
In addition, Officer agrees to give the Chair of the Compensation Committee notice in advance concerning any vacation time to be taken, and will confirm with such Chairman the actual taking of vacation time promptly after such vacation time is taken.

               (e) Additional Benefits. Officer will be entitled to benefits (which may include hospitalization, medical, disability, profit sharing and retirement plan benefits) in accordance with Employer's policies for persons holding similar executive positions with Employer, as they may be modified by Employer from time to time, as determined by Employer in its sole discretion.

               (f) Reimbursement of Moving Expenses. Employer agrees to reimburse Officer for the cost of moving expenses to Indianapolis, Indiana, including by way of example, moving of personal property, temporary accommodations, airline tickets, reasonable fees of an immigration attorney, and income tax filing advice, up to an aggregate limit of $30,000 and subject to the submission to Employer of such receipts and other evidence of the incurrence of such expenses as is reasonably requested by Employer.

               (g) Reimbursement of Business Expenses. Employer will reimburse all reasonable expenses incurred by Officer on behalf of Employer in connection with Officer's performance of duties under this Agreement, subject in each case to compliance by Officer with any reasonable requirements imposed by Employer (by written Employer policy or by written notice to Officer) concerning submission of invoices, prior approval, tax deductibility of expenses, and similar matters.

               (h) Disability. "Disability" and "Disabled" are defined as set forth in the disability insurance policy of Employer or, if no such policy covers Officer, then "Disability" and "Disabled" are defined as the inability to perform customary functions for up to 90 days in any 12-month period. If Officer becomes Disabled, Disability benefits, if any, will be in the amounts provided for in Employer's Employee Handbook or, if not provided for executive officers in the Employee Handbook, then as otherwise provided to executive officers, as such benefits may be modified by Employer from time to time, as determined by Employer's Board of Directors in its sole discretion.

               (i) Death. In the case of Officer's death, benefits, if any, will be limited to the amounts paid to Officer (or Officer's designated beneficiary) by reason of Employer's group life insurance plan, if any, and any separate life insurance policy that is assigned to Officer or as to which Employer grants to Officer the right to designate the beneficiary.

          7.   Legal Expenses.

               Officer may seek advice, at no cost to Officer, directly from Employer's Company counsel concerning the following, and any matters reasonably related to the following, for the purpose of assisting Officer and Employer's other officers and directors:

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               (a) Compliance with Rule 144 of the Securities Act of 1933, including the filing of Form 144, calculation of holding periods and volume limitations, consequences under Rule 144 of gift transactions and transfers to family members, and other technical aspects of Rule 144;

               (b) Compliance with Section 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute (the "Exchange Act"), relating to reporting of transactions under Form 4 and Form 5 and avoidance of liability for short-swing profits;

               (c) Compliance with Rule 10b-5 of the Exchange Act and insider trading prohibitions generally;

               (d) Exercising stock options and resale of securities acquired under stock options, including advice on mechanical aspects of exercising options under the plans, general tax advice, and securities law advice;

               (e) Non-adversarial aspects of public offerings, including execution of registration statements, questionnaires, powers of attorney, underwriting agreements (as selling shareholder), lock-up agreements, and the like; and

               (f) Any other matters incidental to Officer's administration of Employer's operations that would not be reportable as income to Officer on IRS Form 1099 or as compensation to Officer under Item 402 of Regulation S-K of the Securities Act of 1933 and the Exchange Act.

          8.   Termination and Severance Pay.

               (a) If Officer terminates employment for Good Reason or if Employer terminates Officer's employment without Cause,

                    (1) Officer will receive all earned Base Salary under
               Section 6(a) and benefits under Section 6(d) and (e) only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment); and

                    (2) For each of the 12 successive months immediately
               following Officer's last day of employment with Employer, Employer will pay to Officer, as severance pay, an amount equal to 100% of Officer's Base Salary then in effect, payable every other Monday, beginning on the first Monday immediately following Officer's last day of employment with Employer on which Officer otherwise would have been paid had Officer's employment not terminated. In addition, Officer will receive in full the remainder of any bonus payments due under Paragraph 2 of EXHIBIT 1, in accordance with the schedule set forth in such Paragraph
               (2), if a termination occurs under this Section 8(a) before September 30, 2000.

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               (b) If Employer terminates Officer's employment for Cause or if
Officer terminates employment voluntarily,

                    (1) Officer will receive all earned Base Salary under
               Section 6(a) and benefits under Section 6(d) and (e) only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment); and

                    (2) Officer will receive no severance pay. If a termination occurs under this Section 8(b) before September 30, 2000, then Officer will receive in full the remainder of any bonus payments due under paragraph 2 of EXHIBIT 1 only if (i) such termination is a voluntary termination by Officer, (ii) there has occurred at or before the time of such termination a sale of all or substantially all the assets of Employer or Employer has merged with or into, or consolidated with, a person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), under circumstances in which the Board of Directors has not recommended to the shareholders of Employer that such transaction occur, and (iii) the provisions of Section 9(b) do not apply.

                    Employer may terminate Officer's employment with Employer at any time, for Cause, upon notice to Officer. "Cause" means (1) any fraud, theft or intentional misappropriation perpetrated by Officer against Employer; (2) conviction of Officer of a felony; (3) a material and willful breach of this Agreement by Officer, if Officer does not correct such breach within a reasonable period after Employer gives notice to Officer (with such notice to specify in reasonable detail the action or inaction that constitutes such breach); (4) willful or gross misconduct in any material manner by Officer in the performance of duties under this Agreement; or (5) the chronic, repeated, or persistent failure of Officer in any material respect to perform Officer's obligations as an executive officer of Employer (other than by reason of a disability as determined under common law or any pertinent statutory provision, including without limitation the Americans With Disabilities Act), if Officer does not correct such failure within a reasonable period after Employer gives notice to Officer (with such notice to specify in reasonable detail the action or inaction that constitutes such failure). Employer and Officer agree that the provisions of (5) are not intended to provide grounds for a termination for Cause merely because of a failure on the part of Officer to satisfy performance goals set by Employer as long as Officer is performing services in a manner reasonably expected of an executive officer.

                    "Good Reason" means (w) any material reduction in the scope of Officer's responsibilities (measured from the date of this Agreement), but the hiring of a Chief Operating Officer who reports to Officer will not be considered such a material reduction; any demotion in title from that of President and Chief Executive Officer; or the imposition of any requirement that Officer report, on a general basis, to any person other than Employer's Chairman of the Board of Directors or the Board of Directors as a whole; (x) the occurrence of a material breach of this Agreement by Employer, which breach remains uncured for 45 days after Officer gives Employer notice of such breach (describing the breach in reasonable detail); (y)

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any material reduction in the benefits afforded to Officer as provided for in
Employer's Employee Handbook, as measured from the date of this Agreement; or
(z) the occurrence of a Change in Control and (1) the expiration of 90 days or
(2) the termination of Officer's employment without Cause after or upon such Change in Control, whichever of (1) and (2) occurs first.

          9.   Change in Control.

               (a) For purposes of this Agreement, and except as set forth in
Section 9(b), a "Change in Control" of Employer will be deemed to occur if (i) the Board of Directors recommends to the shareholders of Employer that all or substantially all of the assets of Employer be sold, or that Employer be merged with or into, or consolidated with, a person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), (ii) the shareholders of Employer approve such transaction, and (iii) such transaction actually is consummated.

               (b) No Change in Control will be deemed to have occurred for any merger or consolidation with a subsidiary of Employer, or the creation of a holding company structure where no material change in beneficial ownership occurs, or any such transaction where only the state of incorporation of Employer changes. A Change in Control also will not be deemed to occur with respect to Officer if, after the purchase of assets or the merger or consolidation, a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of the corporation (or other entity) acquiring all or substantially all of the assets of Employer are beneficially owned, directly or indirectly, by Officer or by a group, acting in concert, that includes Officer.

          10.  Confidential Information, Trade Secrets and Inventions.

               (a) Confidential Information. Officer acknowledges that information, observations, and data obtained by Officer, both prior to the Effective Date while Officer was employed by Employer (or any predecessor whose stock or assets have been acquired by Employer, if applicable) and after the Effective Date, concerning the business or affairs of Employer (or any such predecessor, as the case may be) constitute confidential information, are trade secrets, are the property of Employer, and are essential and confidential components of Employer's business. For as long as Officer is employed by Employer and for a period of two years thereafter, Officer will not directly or indirectly disclose to any person or use any of such information, observations or data, except in the course of Officer's employment with Employer, and except to the extent that:

                   (i) the information was within the public domain at the time it was provided to Officer;

                   (ii) the information was published or otherwise became part of the public domain after it was provided to Officer through no fault of Officer;

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                   (iii) the information already was in Officer's possession at the time Employer (or a predecessor) disclosed it to Officer, was not acquired by Officer directly or indirectly from anyone with a duty of confidentiality to Employer (or any predecessor), and was not acquired by Officer under circumstances in which Officer already was an employee of or a consultant to Employer (or any predecessor), or had a duty of confidentiality to Employer (or any predecessor);

                   (iv) the information after the Effective Date becomes available to Officer from a source other than Employer (or any predecessor), which source did not acquire the information directly or indirectly from anyone with a duty of confidentiality to Employer (or any predecessor); or

                   (v) the information is required to be disclosed (A) by any federal or state law rule or regulation, (B) by any applicable judgment, order, or decree of any court, governmental agency or arbitrator having or purporting to have jurisdiction in the matter, or
          (C) pursuant to any subpoena or other discovery request in any litigation, arbitration or other proceeding, but if Officer proposes to disclose the information in accordance with (A), (B), or (C), Officer will first give Employer reasonable prior notice of the proposed disclosure of any such information so as to provide Employer an opportunity to consult with Officer as to the applicability of such law, rule, or regulation or to appear before any court, governmental agency, or arbitrator in order to contest the disclosure, as the case may be, and prior to any such disclosure will redact such information to the maximum extent permissible.

The foregoing provisions regarding the disclosure and use of confidential information are not intended to have the effect of binding Officer to a covenant against competition after the term of this Agreement (as Officer has not agreed to be bound by a covenant against competition after the term of this Agreement). Accordingly, the foregoing confidentiality and non-use provisions are to be interpreted in such a manner that Officer will not be prohibited from utilizing general information and know-how that Officer gained in the course of providing services to Employer and that thereby became a part of Officer's base of knowledge and experience, but will be prohibited from using specific confidential information (such as information concerning pricing or structure of customer contracts that Employer, salary and benefits information, know-how that was developed by Employer and relates to specific projects, or the like) in a manner that would be unfair to Employer and to which competitors of Employer would not lawfully be able to obtain access.

               (b) Inventions. For purposes of this Section 10, "Invention" means any invention, improvement, discovery or idea (whether patentable or not, and including those which may be subject to copyright protection) generated, conceived or reduced to practice by Officer alone or in conjunction with others and which relates to any substantial degree to the business conducted by Employer, during or after normal business hours, whether prior to Effective Date while Officer was an employee of Employer (or any predecessor) or during the term of this Agreement, and all associated rights to patents, copyrights and applications for such rights. "Invention" does not mean any invention, improvement, discovery or idea (whether patentable or

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

not, and including those which may be subject to copyright protection) generated, conceived, or reduced to practice by Officer alone or in conjunction with others, after normal business hours, which would not be used or useful in the business of Employer. Officer will promptly disclose to Employer in writing all Inventions. All Inventions are the exclusive property of Employer and are deemed assigned to Employer. For as long as Officer is employed by Employer and for a period of [TWO] years thereafter, Officer will, at Employer's reasonable expense, provide Employer with all assistance it requires to protect, perfect and use its rights to and its interest in Inventions anywhere in the world and to vest in Employer such rights and interest.

               (c) Return of Documents, Etc. Immediately upon termination of Officer's employment with Employer or at any time upon notice to Officer from Employer, Officer will deliver to Employer all memoranda, notes, plans, records, reports, and other documents and information provided to Officer by Employer or created by Officer in connection with Officer's employment, and all copies of all such documents in any tangible form which Officer may then possess or have under Officer's control, and will destroy all of such information in intangible form which is in Officer's possession or under Officer's control.

               (d) Survival of Obligations Upon Officer's Termination. The obligations of Officer in this Section 10 will survive the termination of Officer's employment with Employer for the periods specified above, whether such termination is for any reason whatsoever or for no reason, and whether initiated by Officer or by Employer, and will continue for such periods until Employer consents in writing to the release of Officer's obligations under this Agreement.

               (e) Remedy for Breach. Both Officer and Employer expressly acknowledge that the subject matter of this Agreement is unique, and that any breach of Officer's obligations under this Section 10 is likely to result in irreparable injury to Employer, and the parties therefore expressly agree that either party will be entitled to obtain specific performance of this Agreement through injunctive relief and such ancillary remedies of an equitable nature as a court may deem appropriate. Such equitable relief will be in addition to, and the availability of such equitable relief will not preclude, any legal remedies or other remedies which might be available to such party. If Officer breaches any provisions in this Section 10, Employer is entitled to apply for equitable relief in any court of competent jurisdiction prior to initiation of arbitration. Employer's application for temporary injunctive relief will not limit Employer from pursuing any other available remedies for such breach. However, if Employer seeks temporary injunctive relief, the merits of the underlying dispute will be decided in arbitration, as provided in Section 19.

          11. Severability. Each provision of this Agreement, including particularly, but not solely, the provisions of Section 10, is intended to be severable, and if any portion of this Agreement is held invalid, illegal, unenforceable or void for any reason, the remainder of this Agreement will nonetheless remain in full force and effect. Any portion held to be invalid, unenforceable, or void will, if possible, be deemed amended or reduced in scope, but such amendment or reduction in scope will be made only to the minimum extent required for purposes of maximizing the validity and enforceability of this Agreement.

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          12.  General Acknowledgments. Officer and Employer expressly agree that the restrictions on Officer's activities imposed under Section 10 are reasonable and necessary to protect the trade secrets of Employer. The parties expressly agree that (i) Officer is benefited by these restrictions, insofar as other persons in similar managerial positions with Employer have entered or will enter into similar agreements with Employer, and (ii) these restrictions are reasonable and necessary to protect Employer and its subsidiaries from loss of property rights and from competing efforts. The parties further expressly agree that, if any court of competent jurisdiction determines that any provision of
Section 10 is unreasonable, the court will not declare the provision invalid, but rather will reform and modify the provision, and enforce the provision, to the maximum extent permitted by law. The existence of any claim or cause of action of Officer against Employer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Employer of the provisions of Section 10.

          13. Non-Waiver. The failure to enforce any right arising under this Agreement or any similar agreement on one or more occasions will not be deemed or construed to be a waiver of that right under this Agreement or any other agreement on any other occasion, or of any other right on that occasion or any other occasion.

          14. Officer Warranties. Officer warrants to Employer that, as of the Effective Date, (a) Officer is not employed and is not a party to another employment contract, express or implied; (b) Officer has no other obligation, contractual or otherwise, which would prevent Officer from entering into this Agreement and from complying with its provisions; (c) Officer does not possess, and will not utilize during Officer's employment with Employer, any confidential information obtained by Officer through or in connection with any prior employment, relating to any prior employer's business, products, services, techniques, methods, systems, plans, policies, prices, customers, prospective customers, or employees; and (d) Officer has given Employer timely written notice of any of Officer's prior employment agreements or patent rights that might conflict with any interest of Employer and has provided Employer with a copy of such agreements or patent rights, including any applications for such rights.

          15. Successors and Assigns. This Agreement is binding upon, and will inure to the benefit of, Employer and Officer, and their respective heirs, personal and legal representatives, successors, and assigns and is binding upon and will inure to the benefit of any person or entity succeeding Employer, by merger, consolidation, purchase of assets or stock, or otherwise, but the interests of Officer under this Agreement are not subject to the claims of Officer's creditors, and may not be voluntarily or involuntarily assigned, alienated or encumbered, except as required by law.

          16. Integration Clause and Modification. This Agreement is the complete and exclusive statement of the agreement between the parties and supersedes all proposals, prior agreements, and all other communications between the parties, oral or in writing, relating to the subject matter of this Agreement. This Agreement may be amended or superseded only by an agreement in writing, signed by Officer and an executive officer of Employer.

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          17.  Notices. All notices, requests, demands, claims, and other communications under this Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Agreement will be deemed duly given only if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, or by telecopy or facsimile, and must be addressed to the intended recipient as follows:

          If to Employer, to:

               Analytical Surveys, Inc.
               941 North Meridian Street
               Indianapolis, Indiana  46204-1061
               Attention: Chief Executive Officer

          with a copy to:

               Chair of Compensation Committee of Board of Directors
               At the address of such person to which the Company normally sends communications relating to the Board of Directors and with a copy to:

               James F. Wood
               Sherman & Howard L.L.C.
               633 17th Street, Suite 3000
               Denver, CO  80202

          If to Officer: to Officer's residence, as shown on Employer's records.

Notices will be deemed given and received three days after mailing if sent by certified mail, when delivered if sent by courier, and one business day after receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Either party may change the address to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other party notice in the manner set forth above.

          18. Governing Law and Forum. Employer and Officer acknowledge and agree that the State of Indiana has a substantial connection with this Agreement. This Agreement will therefore be governed by and construed according to the internal laws of the State of Indiana, without regard to conflict of law principles.

          19. Dispute Resolution. Subject to the availability of temporary equitable relief under Section 10, any and all claims, disputes, or controversies between Officer and Employer, any business affiliated with Employer, or any of their respective directors, officers, managers, employees or agents, including but not limited to those arising out of or related to this Agreement, will be resolved by arbitration in Indianapolis, Indiana. Except as so provided in Section 10, by signing this Agreement, Officer and Employer voluntarily, knowingly, and

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intelligently waive any right that either of them may otherwise have to seek remedies in a court of law or other forums, including the right to a jury trial. The Federal Arbitration Act, 9 U.S.C. Section 1 et seq. ("FAA"), as amended, will govern the arbitrability of all claims, if they are enforceable under the FAA. If the FAA does not govern, the Indiana Uniform Arbitration Act, Ind. Code
Section 34-57-2-1 et seq., will apply. Additionally, the substantive law of Indiana will apply to any common law claims. A single arbitrator engaged in the practice of law will conduct the arbitration. The parties will select the arbitrator, but if the parties are unable to do so, they will obtain from the Federal Mediation and Conciliation Service a panel of five possible arbitrators who meet the requirements of this Section 19, and will alternatively strike names (the party raising the claim, dispute, or controversy will have the first strike) until one remains. Other than as set forth in this Section 19, the arbitrator will have no authority to add to, detract from, change, amend, or modify the provisions of this Agreement, any other agreement between Employer and Officer, or existing law, but will have the authority to award any and all relief that would otherwise be available to a party in a court. Any and all requirements for the exhaustion of administrative remedies and other legal prerequisites to the filing of a claim in court will continue to apply to the claim if the claim is raised by a party in the arbitration. All arbitration proceedings, including settlements and awards, arising out of this Agreement will be confidential. The arbitrator's decision and award will be final and binding as to all claims which were, or could have been, raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction of the matter. If any party files a judicial or administrative action asserting claims subject to this arbitration provision, and another party successfully stays such action or compels arbitration of such claims, the party filing the judicial or administrative action will pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees.

          20. Acknowledgment by Officer. Officer has been afforded the opportunity to read, reflect upon and consider the terms of this Agreement, has been afforded the opportunity to discuss this Agreement with Officer's attorney or other advisor or counselor, has read this entire Agreement, fully understands its terms, has voluntarily executed this Agreement, and has retained one executed copy of this Agreement for Officer's records.


          ACCEPTED AND AGREED:                ACCEPTED AND AGREED:

          ANALYTICAL SURVEYS, INC.


          By:                                 By:
             -------------------------------     -------------------------------
          Name: Richard P. MacLeod, Director  Name: Norman Rokosh



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

                                    EXHIBIT 1

                                BONUS PROVISIONS


          Employer will pay to Officer a bonus in the amounts and at the times set forth below:


          (1) Early Commencement Bonus. $50,000, if Officer assumes responsibilities as the President and Chief Executive Officer of Employer on or before July 17, 2000, payable on the first pay period that occurs after Officer commences employment.

          (2) First Quarter Performance Bonus. $100,000, payable twice per month in six equal installments of $16,666.67, beginning on the first pay period that occurs after Officer commences employment, and payable with respect to Officer's employment during the fiscal quarter beginning July 1, 2000, and ending September 30, 2000. This bonus is guaranteed, but the Board of Directors will nevertheless evaluate Officer's employment performance in accordance with the following criteria:

                    A. Manage cash within the limits imposed by Employer's banks by managing accounts payable and accounts receivable, and by cost containment actions.

                    B. Restructure projects and project management.

                    C. Design and implement (subject to approval of the Board of Directors) a financial restructuring plan based upon an 18-month business plan to be designed by Officer.

                    D. Design and implement (subject to approval of the Board of Directors) a plan to reorganize operational and accounting functions of Employer.

          (3) Second Quarter Performance Bonus. With respect to the fiscal quarter beginning October 1, 2000, and ending December 31, 2000, Employer will pay Officer a bonus of up to $100,000, depending on Officer's performance, as determined by the Board of Directors in its sole discretion after consultation with Officer.

          (4) Third Quarter Performance Bonus. With respect to the fiscal quarter beginning January 1, 2001, and ending March 31, 2001, Employer will pay Officer a bonus of up to $100,000, depending on Officer's performance, as determined by the Board of Directors in its sole discretion after consultation with Officer.


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

          (5) Fourth Quarter Performance Bonus. With respect to the fiscal quarter beginning April 1, 2001, and ending June 30, 2001, Employer will pay Officer a bonus of up to $200,000, depending on Officer's performance, as determined by the Board of Directors in its sole discretion after consultation with Officer.

Except as provided in Section 6(c) of the Agreement, Officer must be employed by Employer throughout the fiscal quarter in order to receive the bonus payment with respect to such fiscal quarter. Employer's Board of Directors (which will receive the recommendation of the Compensation Committee) will make all determinations as to eligibility for and the amount of any performance bonuses. Employer will cause all such determinations to be made promptly after the financial results for the pertinent fiscal quarter become available and in any event not later than 30 days after the end of the fiscal quarter. Payments of performance bonuses with respect to any fiscal quarter will be made in full on the first pay period that occurs after the bonus for such fiscal quarter is determined.




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